             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934





Date  of Report (Date of earliest event
reported) August  4, 2000


            DEAN WITTER REALTY YIELD PLUS  II,
L.P.
    (Exact name of registrant as specified in its
                      charter)


           Delaware                    0-18149
13-
3469111
(State or other jurisdiction       Commission
     (I.R.S. Employer of  incorporation)
     File Number)    Identification
No.)


  Two World Trade Center, New York, New York
   10048 (Address of principal executive offices)
   (Zip Code)


Registrant's telephone number, including area code(212) 392-2974


         (Former  name  or former address, if
changed  since last report)

Item 5.   Other Events

GCGA,  LP  ("GCGA"),  the partnership  which  owns
the  One Congress Street property, has entered into
an agreement with
an  unaffiliated third party to sell the
property for $118.5 million.   Consummation of
the sale is subject to customary closing costs and conditions, including final due diligence by the buyer.

The Partnership owns 42% of the general
partnership interest in  GCGA.  If the sale is
consummated in accordance with the agreement
and without modification of the sale  price,
the Partnership's share of the net proceeds of
the sale would be approximately  $30.75 million
after satisfaction  of  GCGA's
first  mortgage loan payable.  Accordingly, if
the  sale  is consummated  in  accordance with
the agreement  and  without modification of the
sale price, the Partnership would expect to
distribute  net sales proceeds of approximately
$177.78 per   investment   Unit  to  Limited
Partners,   of   which approximately  $6.35 per
investment Unit is expected to be distributed approximately six months after closing of the sale.
There can be no assurance that the sale
contemplated by the agreement will be consummated and that, if the sale is consummated, the final sale price would not be less than $118.5 million.
The  sale  of  property would cause the
dissolution of the Partnership; however, the timing of the final winding up of the Partnership is uncertain at this time.


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                   SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY
YIELD PLUS II, L.P.
                         By:    Dean Witter
Realty Yield Plus II,                Inc.
                            Managing General
Partner




Date:                    August 7, 2000 By:  /s/
Raymond E.
Koch
                            Raymond E. Koch
                            Principal Accounting
Officer